Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Reports 10.4% Increase in First Quarter Normalized FFO

MURFREESBORO, Tenn. – (May 3, 2013) National Health Investors, Inc. (NYSE:NHI) announced today its normalized Funds From Operations (“FFO”), its normalized Funds Available for Distribution ("FAD") and net income attributable to common stockholders for the three months ended March 31, 2013.

Year-To-Date Highlights

•	Increased first quarter Normalized FFO 10.4% over same quarter in 2012

•	Declared a 13.1% increase in the upcoming second quarter dividend over the same quarter in 2012

•	Increased Normalized FFO guidance for fiscal 2013 to a range of $3.42 to $3.50 per diluted common share

•	Closed a $26.3 million acquisition and leaseback of 2 properties in Texas

•	Announced a settlement resulting in a $37.1 million acquisition and $15 million note payoff

Financial Results
Normalized FFO for the three months ended March 31, 2013, was $23,595,000, or $0.85 per diluted common share, compared with $21,375,000, or $0.77 per diluted common share, for the same period in 2012, an increase of 10.4%. Normalized FAD for the three months ended March 31, 2013, was $24,405,000 or $0.87 per diluted common share, compared with $22,085,000 or $0.79 per diluted common share for the same period in 2012, an increase of 10.5%. Normalized FFO and Normalized FAD for the three months ended March 31, 2013 excludes the effect of a $4,037,000 loan impairment.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), for the three months ended March 31, 2013, was $19,558,000, or $0.70 per diluted common share, compared with $21,375,000, or $0.77 per diluted common share, for the same period in 2012. Net income attributable to common stockholders for the three months ended March 31, 2013, was $15,743,000, or $0.56 per diluted common share, compared with $18,350,000, or $0.66 per diluted common share, for the same period in 2012.

The reconciliation of net income attributable to common stockholders to our FFO, Normalized FFO, FAD and Normalized FAD is included as tables to this press release and in supplemental data furnished on Form 8-K and is filed in our Form 10-Q with the Securities and Exchange Commission.

NHI Reports 10.4% Increase in First Quarter Normalized FFO

May 3, 2013

2013 Guidance -
The Company currently forecasts Normalized FFO for 2013 from $3.42 to $3.50 per diluted common share. The Company's guidance range for the full year 2013 for Normalized FFO per share, with underlying assumptions and timing of certain transactions, is set forth and reconciled below:

	Full-Year 2013 Range
	Low	High
Net income per diluted share attributable to common stockholders	$2.71	$2.76
Plus: Real estate depreciation	.57	.60
Plus: Loan impairment	.14	.14
Normalized FFO per diluted common share	$3.42	$3.50

The Company's guidance range reflects the existence of volatile economic conditions, but does not assume any material deterioration in tenant credit quality and/or performance of its portfolio. The guidance is based on a number of assumptions, many of which are outside the Company's control and all of which are subject to change. The low end of our guidance range assumes a baseline from the fourth quarter 2012, the transactions completed to date in the second quarter of 2013, the timing for terming out debt on our credit facility and assuming 3% growth from our Bickford joint venture. On the top end of that range, we are adding in assumptions for investment activity and a 6% growth from our Bickford joint venture. The Company expects to make additional investments in health care real estate during 2013 that meet its underwriting criteria and where the spreads over its cost of capital generates sufficient returns to its shareholders. These new investments are expected to be funded by the Company's liquid investments and by short-term and long-term debt financing. The Company's guidance may change if actual results vary from these assumptions.

Investor Conference Call and Webcast
NHI will host a conference call on Monday, May 6, 2013, at 1 p.m. ET, to discuss first quarter results. The number to call for this interactive teleconference is (212) 231-2907 with the confirmation number, 21656133. The live broadcast of NHI's quarterly conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and continue for approximately 90 days.

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions, RIDEA transactions, and mortgage loans. NHI's investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, and hospitals. The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on NHI's web site at www.nhireit.com.

NHI Reports 10.4% Increase in First Quarter Normalized FFO

May 3, 2013

Reconciliation of Funds From Operations and Normalized Funds From Operations(1)(2)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2013	2012
Net income attributable to common stockholders	$15,743	$18,350
Elimination of certain non-cash items in net income:
Real estate depreciation in continuing operations	3,883	2,924
Real estate depreciation related to noncontrolling interest	(68)	—
Real estate depreciation in discontinued operations	—	101
Funds from operations	$19,558	$21,375
Loan impairment	4,037	—
Normalized FFO	$23,595	$21,375

BASIC
Weighted average common shares outstanding	27,876,176	27,776,104
FFO per common share	$0.70	$0.77
Normalized FFO per common share	$0.85	$0.77

DILUTED
Weighted average common shares outstanding	27,911,584	27,803,222
FFO per common share	$0.70	$0.77
Normalized FFO per common share	$0.85	$0.77

(1) Management believes that funds from operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the real estate investment trust industry to address this issue. Our measure may not be comparable to similarly titled measures used by other REITs. Consequently, our funds from operations may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of FFO, caution should be exercised when comparing our Company’s FFO to that of other REITs. FFO does not represent cash generated from operating activities in accordance with GAAP (funds from operations does not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP in the United States, as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

(2) Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, recoveries of previous write-downs, and changes in the fair value of interest rate swap agreements.

NHI Reports 10.4% Increase in First Quarter Normalized FFO

May 3, 2013

Reconciliation of Funds Available for Distribution and Normalized Funds Available for Distribution(1)(2)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2013	2012
Net income attributable to common stockholders	$15,743	$18,350
Elimination of certain non-cash items in net income:
Depreciation in continuing operations	4,415	3,264
Depreciation related to noncontrolling interest	(87)	—
Depreciation in discontinued operations	—	101
Straight-line lease revenue, net	(1,283)	(1,063)
Non-cash stock based compensation	1,580	1,433
Funds available for distribution	$20,368	$22,085
Loan impairment	4,037	—
Normalized FAD	$24,405	$22,085

BASIC
Weighted average common shares outstanding	27,876,176	27,776,104
FAD per common share	$0.73	$0.80
Normalized FAD per common share	$0.88	$0.80

DILUTED
Weighted average common shares outstanding	27,911,584	27,803,222
FAD per common share	$0.73	$0.79
Normalized FAD per common share	$0.87	$0.79

(1) Management believes that FAD and normalized FAD are important supplemental measures of a REIT’s net earnings available to common stockholders. Since other REITs may not use our definition of FAD; caution should be exercised when comparing our Company’s FAD to that of other REITs. FAD in and of itself does not represent cash generated from operating activities in accordance with GAAP (FAD does not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and is not necessarily indicative of cash available to fund cash needs.

(2) Normalized FAD excludes from FAD certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FAD for the current period to similar prior periods, and may include, but are not limited to, impairment of assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, recoveries of previous write-downs, and changes in the fair value of interest rate swap agreements.

NHI Reports 10.4% Increase in First Quarter Normalized FFO

May 3, 2013

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2013	2012
	(unaudited)
Revenues:
Rental income	$25,050	$21,296
Mortgage interest income	1,969	1,702
Investment income and other	1,052	1,060
	28,071	24,058
Expenses:
Depreciation	4,415	3,264
Interest expense	1,123	575
Legal expense	277	91
Franchise, excise and other taxes	144	125
General and administrative	3,089	2,786
Loan impairment	4,037	—
	13,085	6,841
Income before unconsolidated entity, discontinued operations
and noncontrolling interest	14,986	17,217
Income from unconsolidated entity	22	—
Income from continuing operations	15,008	17,217
Income from discontinued operations	915	1,133
Net income	15,923	18,350
Net income attributable to noncontrolling interest	(180)	—
Net income attributable to common stockholders	$15,743	$18,350

Weighted average common shares outstanding:
Basic	27,876,176	27,776,104
Diluted	27,911,584	27,803,222

Earnings per common share:
Basic:
Income from continuing operations attributable to common stockholders	$0.53	$0.62
Discontinued operations	0.03	0.04
Net income attributable to common stockholders	$0.56	$0.66

Diluted:
Income from continuing operations attributable to common stockholders	$0.53	$0.62
Discontinued operations	0.03	0.04
Net income attributable to common stockholders	$0.56	$0.66

Regular dividends declared per common share	$0.695	$0.65

NHI Reports 10.4% Increase in First Quarter Normalized FFO

May 3, 2013

Selected Balance Sheet Data
(in thousands)
	March 31, 2013	December 31, 2012
	(unaudited)
Real estate properties, net	$533,285	$535,390
Mortgages receivable, net	80,059	84,250
Investment in preferred stock, at cost	38,132	38,132
Cash and cash equivalents	6,050	9,172
Marketable securities	14,845	12,884
Assets held for sale, net	1,611	1,611
Debt	203,250	203,250
National Health Investors Stockholders' equity	457,507	457,182